Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports Second Quarter Results

FORT LAUDERDALE, Fla., August 6, 2021 - Mednax, Inc. (NYSE: MD), the national medical group specializing in prenatal, neonatal, and pediatric services, today reported earnings from continuing operations of $0.36 per share for the three months ended June 30, 2021. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.41.

For the 2021 second quarter, Mednax reported the following results from continuing operations:

•	Net revenue of $473 million;

•	Income from continuing operations of $31 million; and

•	Adjusted EBITDA of $66 million.

“Strong patient volume trends across the spectrum of our service lines provided the foundation for strong second quarter results,” said Mark S. Ordan, Chief Executive Officer of Mednax. “We believe these trends, combined with our focus on women’s and children’s care, operating efficiency and growth in many areas of pediatric subspecialty services, together put us on a very positive forward path.”

Operating Results from Continuing Operations – Three Months Ended June 30, 2021

Mednax’s net revenue for the three months ended June 30, 2021 was $473.0 million, compared to $415.4 million for the prior-year period. Mednax’s overall same-unit revenue increased by 13.4 percent, slightly complemented by net acquisition activity.

Same-unit revenue attributable to patient volume increased by 9.5 percent for the 2021 second quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and six months ended June 30, 2021.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Hospital-based patient services	6.5%	1.2%
Office-based patient services	23.2%	12.9%
Neonatology services (within hospital-based services):
Total births	2.9%	1.2%
Neonatal intensive care unit (NICU) days	4.4%	1.1%

Same-unit revenue from net reimbursement-related factors increased by 3.9 percent for the 2021 second quarter as compared to the prior-year period. The net increase primarily reflects increases in contract administrative fees; modest improvements in managed care contracting; and an approximately 35 basis point increase in the percentage of services reimbursed by commercial and other non-government payors. Partially offsetting these increases, during the 2021 second quarter, the Company did not record any funds under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, as compared to $5.8 million recorded during the 2020 second quarter. This decreased the Company’s same-unit revenue from net reimbursement-related factors by 1.4 percent.

For the 2021 second quarter, practice salaries and benefits expense was $317.0 million, compared to $283.0 million for the prior-year period. This increase reflects comparisons with the temporary reductions in salary expense related to COVID-19 cost mitigation initiatives during the 2020 second quarter, as well as current year increases in variable incentive compensation, based on practice-level revenue and other financial results during the quarter.

For the 2021 second quarter, general and administrative expenses were $71.0 million, as compared to $60.5 million for the prior-year period. This increase primarily reflects higher expenditures related to information-technology initiatives, as well as comparisons with the temporary reductions in salary expense related to COVID-19 mitigation initiatives during the 2020 second quarter. During the second quarters of both 2021 and 2020, the Company incurred approximately $3 million in expenses as part of the Company’s transitional services being provided primarily to the buyer of the Company’s former anesthesiology medical group. Mednax was reimbursed for these transition services expenses and recorded such reimbursement within investment and other income, a component of net non-operating expenses.

During the second quarter of 2021, Mednax completed the sale of a secondary corporate office building, resulting in a gain on sale of $7.3 million. This gain is being excluded from Adjusted EBITDA and Adjusted EPS.

For the second quarter of 2021, transformational and restructuring related expenses totaled $9.9 million, compared to $10.5 million for the second quarter of 2020. Of the expense recorded during the second quarter of 2021, $6.2 million related to contract termination fees as part of the Company’s transition to a third-party revenue cycle management provider, while the remainder related primarily to third-party consulting fees.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, and gain on sale of building was $65.5 million for the 2021 second quarter, compared to $55.7 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EBITDA positively by approximately $3 million for the prior-year second quarter.

Depreciation and amortization expense was $8.1 million for the second quarter of 2021 compared to $6.8 million for the second quarter of 2020.

Investment and other income was $4.2 million for the second quarter of 2021 compared to $3.6 million for the second quarter of 2020.

Interest expense was $16.9 million for the second quarter of 2021 compared to $28.3 million for the second quarter of 2020. This decrease primarily reflects the Company’s January 2021 redemption of its $750 million in outstanding principle amount of 5.25% senior notes due 2023 (the “2023 Notes”).

Mednax generated income from continuing operations of $30.5 million, or $0.36 per diluted share, for the 2021 second quarter, based on a weighted average 85.9 million shares outstanding. This compares with income from continuing operations of $7.1 million, or $0.08 per diluted share, for the 2020 second quarter, based on a weighted average 83.7 million shares outstanding.

For the second quarter of 2021, Mednax reported Adjusted EPS from continuing operations of $0.41, compared to $0.26 for the second quarter of 2020. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, gain on sale of building and discrete tax items as relevant to each period. For the six months ended June 30, 2021 Adjusted EPS also excludes the loss on early extinghuisment of debt.

Operating Results from Continuing Operations – Six Months Ended June 30, 2021

For the six months ended June 30, 2021, Mednax generated revenue from continuing operations of $919.7 million, compared to $856.7 million in the prior-year period. Adjusted EBITDA from continuing operations for the six months ended June 30, 2021 was $111.0 million, compared to $88.8 million for the prior year. Mednax generated income from continuing operations of $35.9 million, or $0.42 per share, for the six months ended June 30, 2021, based on a weighted average 85.7 million shares outstanding, which compares to a loss from continuing operations of $11.4 million, or $0.14 per share, based on a weighted average 83.1 million shares outstanding for the first six months of 2020. For the six months ended June 30, 2021, Mednax reported Adjusted EPS from continuing operations of $0.65, compared to $0.32 in the same period of 2020.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $338.2 million at June 30, 2021, compared to $1.12 billion on December 31, 2020, and net accounts receivable were $248.1 million. As previously disclosed, Mednax used $764 million in cash in January 2021 to redeem its $750 million 2023 Notes, including cash premiums and accrued interest.

During the second quarter of 2021, Mednax generated cash from continuing operations of $70.4 million, compared to $97.5 million during the second quarter of 2020. During the second quarter of 2021, the Company used $9.5 million to fund capital expenditures and $1.2 million to fund one practice acquisition.

At June 30, 2021, Mednax had no outstanding borrowings under its $1.2 billion revolving credit facility and had total debt outstanding of $1.0 billion, consisting solely of its senior notes due 2027, and net debt of $662 million.

Discontinued Operations

Discontinued operations for the three and six months ended June 30, 2021 and 2020 includes the operating results of the Company’s former anesthesiology and radiology medical groups for relevant periods.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and six months ended June 30, 2021 and 2020 is provided in the financial tables of this press release.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:30 p.m. ET today through midnight ET August 20, 2021 by dialing 866.207.1041, access Code 6548348. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of Mednax are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telehealth programs to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional entities, Mednax provides services through a network of more than 2,300 physicians in 39 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,”

“positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$472,959	$415,441	$919,712	$856,686

Operating expenses:
Practice salaries and benefits	317,035	282,985	636,047	599,264
Practice supplies and other operating expenses	24,182	20,173	46,394	44,015
General and administrative expenses	70,968	60,488	137,484	127,930
Gain on sale of building	(7,280)	—	(7,280)	—
Depreciation and amortization	8,106	6,751	16,137	13,554
Transformational and restructuring related expenses	9,932	10,479	14,810	26,555

Total operating expenses	422,943	380,876	843,592	811,318

Income from operations	50,016	34,565	76,120	45,368
Investment and other income	4,176	3,576	10,143	2,530
Interest expense	(16,879)	(28,265)	(34,524)	(55,930)
Loss on early extinguishment of debt	—	—	(14,532)	—
Equity in earnings of unconsolidated affiliate	577	305	1,072	799

Total non-operating expenses	(12,126)	(24,384)	(37,841)	(52,601)

Income (loss) from continuing operations before income taxes	37,890	10,181	38,279	(7,233)
Income tax provision	(7,363)	(3,097)	(2,408)	(4,182)

Income (loss) from continuing operations	30,527	7,084	35,871	(11,415)
Income (loss) from discontinued operations, net of tax	4,478	(679,520)	16,768	(679,733)

Net income (loss)	35,005	(672,436)	52,639	(691,148)
Net loss attributable to noncontrolling interest	6	—	14	—

Net income (loss) attributable to Mednax, Inc.	$35,011	$(672,436)	$52,653	$(691,148)

Per common and common equivalent share data (diluted):

Income (loss) from continuing operations	$0.36	$0.08	$0.42	$(0.14)

Income (loss) from discontinued operations	$0.05	$(8.11)	$0.19	$(8.18)

Net income (loss) attributable to Mednax, Inc.	$0.41	$(8.03)	$0.61	$(8.32)

Weighted average common shares	85,933	83,744	85,653	83,061

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income (loss) from continuing operations attributable to Mednax, Inc.	$30,533	$7,084	$35,885	$(11,415)
Interest expense	16,879	28,265	34,524	55,930
Gain on sale of building	(7,280)	—	(7,280)	—
Loss on early extinguishment of debt	—	—	14,532	—
Income tax provision	7,363	3,097	2,408	4,182
Depreciation and amortization expense	8,106	6,751	16,137	13,554
Transformational and restructuring related expenses	9,932	10,479	14,810	26,555

Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$65,533	$55,676	$111,016	$88,806

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations Attributable to Mednax, Inc. per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2021		2020
Weighted average diluted shares outstanding	85,933		83,744
Income from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$30,533	$0.36	$7,084	$0.08
Adjustments (1):
Amortization (net of tax of $576 and $520)	1,728	0.02	1,559	0.02
Stock-based compensation (net of tax of $1,434 and $1,605)	4,301	0.04	4,812	0.07
Transformational and restructuring expenses (net of tax of $2,483 and $2,620)	7,449	0.09	7,859	0.09
Gain on sale of building (net of tax of $1,820)	(5,460)	(0.06)	—	—
Net impact from discrete tax events	(3,516)	(0.04)	110	—

Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$35,035	$0.41	$21,424	$0.26

(1)	A blended statutory rate of 25.0% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021		2020
Weighted average diluted shares outstanding	85,653		83,061
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$35,885	$0.42	$(11,415)	$(0.14)
Adjustments (1):
Amortization (net of tax of $1,466 and $1,032)	4,400	0.05	3,094	0.04
Stock-based compensation (net of tax of $2,363 and $3,418)	7,089	0.08	10,254	0.12
Transformational and restructuring expenses (net of tax of $3,702 and $6,639)	11,108	0.13	19,916	0.24
Gain on sale of building (net of tax of $1,820)	(5,460)	(0.06)	—	—
Loss on early extinguishment of debt (net of tax of $3,633)	10,899	0.13	—	—
Net impact from discrete tax events	(8,583)	(0.10)	4,944	0.06

Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$55,338	$0.65	$26,793	$0.32

(1)	A blended statutory rate of 25.0% was used to calculate the tax effects of the adjustments for the six months ended June 30, 2021 and 2020.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2021	As of December 31, 2020
Assets:
Cash and cash equivalents	$338,157	$1,123,843
Investments	100,763	104,870
Accounts receivable, net	248,055	241,931
Other current assets	65,338	78,704
Intangible assets, net	19,989	26,642
Operating and finance lease right-of-use assets	56,508	55,972
Goodwill, other assets, property and equipment	1,726,320	1,715,986

Total assets	$2,555,130	$3,347,948

Liabilities and equity:
Accounts payable and accrued expenses	$329,918	$423,183
Total debt, net	998,982	1,744,805
Operating lease liabilities	58,825	59,903
Other liabilities	358,281	372,340

Total liabilities	1,746,006	2,600,231
Total equity	809,124	747,717

Total liabilities and equity	$2,555,130	$3,347,948